 Exhibit 99.1

NEWS RELEASE

MetroCorp Bancshares, Inc. Announces

Net Income of $2.8 Million for Fourth Quarter 2012; EPS of $0.15 per Diluted Share.

Net Income Improved 73% for the year 2012 to $11.1 Million while Asset Quality Continued to Improve.

HOUSTON, TEXAS – (January 25, 2013), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the fourth quarter and year ended December 31, 2012.

Financial Highlights

●

Net income of $2.8 million for the fourth quarter of 2012 improved from a loss of ($328,000) for the fourth quarter of 2011. Net income of $11.1 million for the year ended December 31, 2012 compared with $6.4 million for the same period in 2011, an increase of 73%.

●

Earnings per diluted share of $0.15 for the fourth quarter of 2012 improved from a net loss per diluted share of ($0.07) for the fourth quarter of 2011. Earnings per diluted share for the year ended December 31, 2012 of $0.62 compared with $0.30 for the same period in 2011, an increase of 103.8%.

●

Total nonperforming assets (“NPA”) at December 31, 2012 declined $22.3 million or 34.98% to $41.5 million compared with $63.9 million at December 31, 2011, and declined $6.7 million or 13.83% compared with $48.2 million at September 30, 2012.

●	The ratio of nonperforming assets to total assets declined to 2.73% at December 31, 2012 compared with 4.27% at December 31, 2011, and 3.16% at September 30, 2012.
●	Net interest margin was 3.78% for the fourth quarter of 2012 compared with 3.87% for the fourth quarter of 2011, and 3.84% for the third quarter of 2012.
●

Net charge-offs of $60,000 for the fourth quarter of 2012 was 0.01% of total loans. Net charge-offs for the year ended December 31, 2012 was 0.29% of total loans compared with 0.88% for the same period in 2011.

●	The ratio of the allowance for loan losses to total loans at December 31, 2012 was 2.23% compared with 2.71% at December 31, 2011.
●

Common shareholders' equity as a percent of total assets increased to 11.65% at December 31, 2012 compared with 8.04% at December 31, 2011 as a result of new common capital raised and the repayment of TARP during 2012.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. (“the Company”) stated, “As reflected by the Company's fourth quarter 2012 financial performance, management was able to deliver what it had set out to accomplish for 2012. We are especially pleased with the improvements made to the Company's asset quality, with the ratio of nonperforming assets to total assets declining to 2.73%, which was meaningfully below the 3% mark we had targeted for the year. Net income for the year, net interest margin trend and capital ratios remained stable and were on target or slightly improved. Net loan growth of $59.5 million or 5.8% for the 12 months ended December 31, 2012 was also encouraging given the fact that during the year of 2012 management was still pursuing an intensive plan to reduce classified assets while balancing the Company's loan concentration. The $3.5 million growth in total loans during the fourth quarter of 2012 is a positive sign of what we believe will be a healthy loan pipeline going forward. Our core deposits were stable and grew 4.2% from year-end 2011, but more significantly, noninterest bearing deposits (“DDA”) grew $50.3 million or 19.4% from year-end 2011. DDA now makes up 24.4% of total deposits at year-end 2012 compared with 17.2% two years ago at year-end 2010.

“We believe that the general economy of the markets we serve has been improving steadily, both in Texas and California. Management is prudently optimistic about 2013 but will remain very focused and will strive to fine tune our business platform, make improvements in key operating areas and grow the Company's asset base.”

Interest income and expense

Net interest income for the three months ended December 31, 2012 was $13.3 million, a decrease of $270,000 or 2.0% compared with $13.6 million for the same period in 2011. The decrease for the three months ended December 31, 2012 was due primarily to a decline in the yield on average total loans, partially offset by lower cost and volume of interesting-bearing deposits. Net interest income for the year ended December 31, 2012 was $54.2 million, an increase of $194,000 or 0.4% compared with $54.0 million for the same period in 2011. The increase for the year ended December 31, 2012 was due primarily to lower cost and volume of interest-bearing deposits, partially offset by a decline in the yield and volume on average total loans. On a linked-quarter basis, net interest income was $13.3 million for the three months ended December 31, 2012, a decrease of $346,000 compared with $13.6 million for the three months ended September 30, 2012.

The net interest margin for the three months ended December 31, 2012 was 3.78%, a decrease of nine basis points compared with 3.87% for the same period in 2011. The yield on average earning assets decreased 29 basis points, and the cost of average earning assets decreased 20 basis points for the same periods. On a linked-quarter basis, the net interest margin for the three months ended December 31, 2012 decreased six basis points compared with 3.84% for the three months ended September 30, 2012. The yield on average earning assets decreased ten basis points mainly due to lower loan yield, while the cost of average earning assets decreased four basis points for the same periods.

The net interest margin for the year ended December 31, 2012 was 3.84%, an increase of one basis point compared with 3.83% for the same period in 2011. The yield on average earning assets decreased 24 basis points, and the cost of average earning assets decreased 25 basis points for the same periods.

Interest income for the three months ended December 31, 2012 was $15.5 million, down $977,000 or 5.9% compared with $16.5 million for the same period in 2011, primarily due to lower yields on loans. Average earning assets increased $9.0 million or 0.6% to $1.40 billion for the fourth quarter of 2012, compared with $1.39 billion for the same period in 2011, due to growth in loans, partially offset by a decrease in federal funds sold and other short-term investments and investment securities. Average total loans for the fourth quarter of 2012 were $1.07 billion or 1.5% higher than $1.06 billion for the fourth quarter of 2011. The yield on average earning assets for the fourth quarter of 2012 was 4.41% compared with 4.70% for the fourth quarter of 2011.

Interest income for the year ended December 31, 2012 was $64.1 million, down $3.3 million or 4.9% compared with $67.4 million for the same period in 2011, primarily due to lower volume and yield on loans, and a lower yield on securities, partially offset by an increase in the yield of federal funds sold and other short-term investments. Average earning assets decreased $1.4 million or 0.1% to $1.41 billion for year ended December 31, 2012, compared with $1.41 billion for the same period in 2011. Average total loans decreased $17.1 million or 1.6% to $1.06 billion for the year ended December 31, 2012 compared with $1.08 billion for the year ended December 31, 2011. The yield on average earning assets for the year ended December 31, 2012 was 4.54% compared with 4.78% for the year ended December 31, 2011.

Interest expense for the three months ended December 31, 2012 was $2.2 million, down $707,000 or 24.2% compared with $2.9 million for the same period in 2011, primarily due to lower deposit cost on savings and money market accounts and lower cost and volume on time deposits. Average interest-bearing deposits were $952.0 million for the fourth quarter of 2012, a decrease of $43.0 million or 4.3% compared with $995.0 million for the same period of 2011. The cost of interest-bearing deposits for the fourth quarter of 2012 was 0.68% compared with 0.93% for the fourth quarter of 2011. Average other borrowings (excluding junior subordinated debentures) were $25.7 million for the fourth quarter of 2012, a decrease of $3.5 million or 11.8% compared with $29.2 million for the fourth quarter of 2011. The cost of other borrowings for the fourth quarter of 2012 was 3.88% compared with 3.39% for the fourth quarter of 2011. The higher cost was primarily due to a reduction of lower cost short-term borrowings.

Interest expense for the year ended December 31, 2012 was $9.9 million, down $3.5 million or 26.3% compared with $13.4 million for the same period in 2011, primarily due to lower deposit cost and lower volume of time deposits and other borrowings. Average interest-bearing deposits were $983.4 million for the year ended December 31, 2012, a decrease of $34.8 million or 3.4% compared with $1.02 billion for the same period of 2011. The cost of interest-bearing deposits for the year ended December 31, 2012 was 0.77% compared with 1.08% for the year ended December 31, 2011. Average other borrowings (excluding junior subordinated debentures) were $25.9 million for the year ended December 31, 2012, a decrease of $15.1 million or 36.8% compared with $41.0 million for the year ended December 31, 2011. The cost of other borrowings for the year ended December 31, 2012 was 3.83% compared with 2.56% for the year ended December 31, 2011, and the higher cost was primarily due to a reduction of lower cost short-term borrowings.

Noninterest income and expense

Noninterest income for the three months ended December 31, 2012 was $1.9 million, a decrease of $262,000 or 12.1% compared with $2.2 million for the same period in 2011. The decrease was primarily due to decreases in other noninterest income and service fees. Other noninterest income decreased primarily due to a reduction in ORE rental income. Noninterest income for the year ended December 31, 2012 was $7.3 million, an increase of $127,000 or 1.8% compared with $7.2 million for the same period in 2011. The increase for the year ended December 31, 2012 was due to a general increase in most noninterest income line items.

Noninterest expense for the three months ended December 31, 2012 was $11.9 million, a decrease of $1.6 million or 11.8% compared with $13.5 million for the same period in 2011. The decrease for the three months ended December 31, 2012 was mainly due to declines in goodwill impairment, foreclosed assets expense, and occupancy and equipment expense, partially offset by increases in salaries and employee benefits and other noninterest expenses. Noninterest expense for the year ended December 31, 2012 was $45.7 million, a decrease of $1.0 million or 2.2% compared with $46.7 million for the same period in 2011. The decrease for the year ended December 31, 2012 was mainly due to the absence of goodwill impairment, and a reduction in foreclosed assets expense, FDIC assessments, and occupancy and equipment expenses, while partially offset by an increase in salaries and employee benefits and other noninterest expenses. Other noninterest expense increased due to increases in most operational areas with the most significant being an increase in legal fees and other operational losses, partially offset by a decrease in the provision for unfunded commitments. The legal fee increase was primarily related to nonperforming assets resolution.

Salaries and employee benefits expense for the three months ended December 31, 2012 was $5.9 million, an increase of $918,000 or 18.3% compared with $5.0 million for the same period in 2011. Salaries and employee benefits expense for the year ended December 31, 2012 was $23.9 million, an increase of $3.2 million or 15.2% compared with $20.7 million for the same period in 2011. The increase for the three months and year ending December 31, 2012 was primarily due to merit raises, an increase in headcount, increases in bonus accruals and stock based compensation costs.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	(dollars in thousands) (unaudited)
Allowance for Loan Losses
Balance at beginning of quarter	$25,542	$27,311	$28,066	$28,321	$29,969
(Reduction in) provision for loan losses for quarter	(890)	(300)	200	400	1,275
Net charge-offs for quarter	(60)	(1,469)	(955)	(655)	(2,923)
Balance at end of quarter	$24,592	$25,542	$27,311	$28,066	$28,321

Total loans	$1,100,337	$1,096,855	$1,094,233	$1,046,549	$1,044,616

Allowance for loan losses to total loans	2.23%	2.33%	2.50%	2.68%	2.71%
Net charge-offs to total loans	0.01%	0.13%	0.09%	0.06%	0.28%

For the three months ended December 31, 2012, the provision for loan losses had a reversal of ($890,000), which represented a decrease of $2.2 million or 169.8% compared with provision for loan losses of $1.3 million for the same period in 2011. The provision for loan losses for the year ended December 31, 2012 was a reversal of ($590,000), a decrease of $4.3 million or 115.8% compared with $3.7 million for the same period in 2011. On a linked-quarter basis, the provision for loan losses reversal of ($890,000) in the fourth quarter of 2012 was $590,000 more when compared with the provision for loan losses reversal of ($300,000) for the third quarter of 2012. The reversal of the provision for loan losses and a reduction in the allowance for loan losses following the assessment of the allowance for loan losses as of December 31, 2012 were primarily the result of a reduction in net charge-offs, improved asset quality and a reduction in classified loans.

Net charge-offs for the three months ended December 31, 2012 were $60,000 or 0.01% of total loans compared with net charge-offs of $2.9 million or 0.28% of total loans for the three months ended December 31, 2011. The net charge-offs for the fourth quarter of 2012 primarily consisted of $979,000 of net charge-offs from Texas and $919,000 of net recoveries from California. The net recoveries from California were primarily the result of a payoff on a nonperforming loan from the sale of the underlying collateral. Net charge-offs for the year ended December 31, 2012 were $3.1 million or 0.29% of total loans compared with net charge-offs of $9.2 million or 0.88% of total loans for the year ended December 31, 2011. The net charge-offs for the year ended December 31, 2012 primarily consisted of $4.1 million of net charge-offs from Texas and $995,000 of net recoveries from California.

Asset Quality

The following table summarizes nonperforming assets as of the dates indicated:

	December 31, 2012	September 30, 2012	June 30, 2012	December 31, 2011
	(dollars in thousands) (unaudited)
Nonperforming Assets
Nonaccrual loans	$23,568	$31,454	$24,664	$31,099
Accruing loans 90 days or more past due	-	-	62	-
Troubled debt restructurings - accruing	400	4,126	4,126	-
Troubled debt restructurings - nonaccruing	5,014	4,707	5,315	13,763
Other real estate (“ORE”)	12,555	7,915	14,414	19,018
Total nonperforming assets	41,537	48,202	48,581	63,880

Total nonperforming assets to total assets	2.73%	3.16%	3.13%	4.27%

Total nonperforming assets at December 31, 2012 were $41.5 million ($32.5 million from Texas and $9.0 million from California) compared with $63.9 million at December 31, 2011 ($46.2 million from Texas and $17.7 million from California), a decrease of $22.3 million or 35.0%. The ratio of total nonperforming assets to total assets decreased to 2.73% at December 31, 2012 from 4.27% at December 31, 2011.

On a linked-quarter basis, total nonperforming assets decreased by $6.7 million, which consisted of decreases of $5.6 million in Texas and $1.1 million in California. The decline in nonperforming assets in Texas consisted primarily of decreases of $7.8 million in nonaccrual loans and $3.0 million in nonaccrual Troubled Debt Restructurings (“TDRs”), partially offset by a net increase of $5.2 million in ORE. Nonaccrual loans and nonaccrual TDR loans in Texas decreased primarily due to $5.6 million in transfers to ORE, $3.1 million in note sales, $2.3 million in principal paydowns and $992,000 in charge-offs, partially offset by $415,000 in reclassifications from performing loans. The decrease in nonperforming assets in California primarily consisted of $459,000 in paydowns on nonaccrual loans and a $603,000 reduction in ORE as a result of sales and writedowns.

On a linked-quarter basis, ORE at December 31, 2012 increased $4.6 million compared with September 30, 2012, which included an increase of $5.2 million in Texas, partially offset by a $603,000 decrease in California. The increase in Texas was primarily the result of $5.6 million in transfers from nonaccrual loans on two properties, partially offset by writedowns of $294,000 on two properties and $79,000 in sales of two properties. The decrease in California was primarily the result of $467,000 in the sales of two properties and $136,000 in writedowns on one property.

Approximately $27.5 million or 96.4% of nonaccrual loans and nonaccruing TDRs at December 31, 2012 are collateralized by real estate. Management is closely monitoring the loan portfolio and actively working on problem loan resolutions; however, uncertain economic conditions could further impact the loan portfolio.

Management conference call. On Monday, January 28, 2013, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the fourth quarter 2012 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Shareholder.com and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2012, the Company had consolidated assets of $1.5 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin or result in increased loan prepayments; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company's primary market areas; (5) increased credit risk in the Company's assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio; (6) increased asset levels and changes in the composition of assets and the resulting impact on the Company's capital levels and regulatory capital ratios; (7) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry, or possible noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statues and regulations; (8) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (9) increases in the level of nonperforming assets; (10) changes in the availability of funds which could increase costs or decrease liquidity or impair the Company's ability to raise additional capital; (11) the effects of competition from other financial institutions operating in the Company's market areas and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (12) changes in accounting principles, policies or guidelines; (13) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (14) the incurrence and possible impairment of goodwill associated with an acquisition; (15) the timing, impact and other uncertainties of the Company's ability to enter new markets successfully and capitalize on growth opportunities; (16) the inability to fully realize the Company's net deferred tax asset; (17) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace, or potential interruptions or breaches in security of the Company's information systems; (18) potential environmental risk and associated cost on the Company's foreclosed real estate assets; and (19) the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2011 Annual Report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:

MetroCorp Bancshares, Inc., Houston

George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or

David Choi, Executive Vice President & CFO, (713) 776-3876

MetroCorp Bancshares, Inc.

(In thousands, except share amounts)

(Unaudited)

	December 31,	December 31,
	2012	2011
Consolidated Balance Sheets
Assets
Cash and due from banks	$31,203	$28,798
Federal funds sold and other short-term investments	143,567	164,811
Total cash and cash equivalents	174,770	193,609
Securities available-for-sale, at fair value	164,048	172,389
Securities held-to-maturity, at cost (fair value $4,757 and $4,536 at December 31, 2012 and 2011, respectively)	4,046	4,046
Other investments	5,592	6,484
Loans, net of allowance for loan losses of $24,952 and $28,321 at December 31, 2012 and 2011, respectively	1,075,745	1,015,095
Loans, held-for-sale	-	1,200
Accrued interest receivable	4,120	4,327
Premises and equipment, net	4,046	4,697
Goodwill	14,327	14,327
Core deposit intangibles	59	115
Deferred tax asset	13,110	14,995
Customers' liability on acceptances	7,045	5,152
Foreclosed assets, net	12,555	19,018
Cash value of bank owned life insurance	32,794	31,427
Prepaid FDIC assessment	3,439	5,204
Other assets	4,116	2,446
Total assets	$1,519,812	$1,494,531

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$309,696	$259,397
Interest-bearing	957,334	992,178
Total deposits	1,267,030	1,251,575
Junior subordinated debentures	36,083	36,083
Other borrowings	25,000	26,315
Accrued interest payable	233	310
Acceptances outstanding	7,045	5,152
Other liabilities	7,390	9,913
Total liabilities	1,342,781	1,329,348
Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock, $1,000 par value, 2,000,000 shares authorized; no shares and 45,000 shares issued and outstanding at December 31, 2012 and 2011, respectively	-	45,003
Common stock, $1.00 par value, 50,000,000 shares authorized; 18,766,765 and 13,340,815 shares issued; 18,746,385 and 13,340,815 shares outstanding at December 31, 2012 and 2011, respectively	18,767	13,341
Additional paid-in-capital	74,998	33,816
Retained earnings	82,881	73,188
Accumulated other comprehensive income (loss)	567	(165)
Treasury stock, at cost	(182)	-
Total shareholders' equity	177,031	165,183
Total liabilities and shareholders' equity	$1,519,812	$1,494,531

Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$23,568	$31,099
Accruing loans 90 days or more past due	-	-
Troubled debt restructurings - accrual	400	-
Troubled debt restructurings - nonaccrual	5,014	13,763
Other real estate ("ORE")	12,555	19,018
Total nonperforming assets	41,537	63,880

Total nonperforming assets to total assets	2.73%	4.27%
Total nonperforming assets to total loans and ORE	3.73%	6.01%
Allowance for loan losses to total loans	2.23%	2.71%
Allowance for loan losses to total nonperforming loans	84.85%	63.13%
Net year-to-date charge-offs to total loans	0.29%	0.88%
Net year-to-date charge-offs	$3,139	$9,161
Total loans to total deposits	86.84%	83.46%

MetroCorp Bancshares, Inc.

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Average Balance Sheet Data
Total assets	$1,497,429	$1,496,923	$1,508,836	$1,512,610
Securities	169,210	169,985	177,375	171,964
Total loans	1,073,297	1,057,855	1,062,430	1,079,549
Allowance for loan losses	(25,865)	(29,156)	(27,425)	(31,668)
Net loans	1,047,432	1,028,699	1,035,005	1,047,881
Total interest-earning assets	1,399,928	1,390,921	1,410,994	1,412,443
Total deposits	1,241,747	1,244,681	1,252,708	1,254,595
Other borrowings and junior subordinated debt	61,801	65,250	62,014	77,098
Total shareholders' equity	176,057	167,144	176,121	163,850

Income Statement Data
Interest income:
Loans	$14,179	$15,102	$58,525	$61,798
Securities:
Taxable	955	1,039	4,006	4,452
Tax-exempt	146	94	553	390
Federal funds sold and other short-term investments	236	258	1,040	809
Total interest income	15,516	16,493	64,124	67,449
Interest expense:
Time deposits	1,176	1,688	5,370	7,745
Demand and savings deposits	456	653	2,185	3,300
Other borrowings	582	580	2,330	2,359
Total interest expense	2,214	2,921	9,885	13,404
Net interest income	13,302	13,572	54,239	54,045
(Reduction in) provision for loan losses	(890)	1,275	(590)	3,725
Net interest income after provision for loan losses	14,192	12,297	54,829	50,320
Noninterest income:
Service fees	1,028	1,122	4,375	4,336
Other loan-related fees	157	86	483	354
Letters of credit commissions and fees	191	200	775	692
Gain on securities, net	100	70	208	199
Total other-than-temporary impairment ("OTTI") on securities	(48)	(27)	(149)	(242)
Less: Noncredit portion of "OTTI"	(10)	(16)	(27)	(36)
Net impairments on securities	(38)	(11)	(122)	(206)
Other noninterest income	468	701	1,622	1,839
Total noninterest income	1,906	2,168	7,341	7,214
Noninterest expense:
Salaries and employee benefits	5,923	5,005	23,857	20,707
Occupancy and equipment	1,653	1,763	6,877	7,308
Foreclosed assets, net	771	1,073	2,686	3,814
FDIC assessment	484	473	1,846	2,489
Goodwill impairment	-	3,000	-	3,000
Other noninterest expense	3,090	2,195	10,429	9,412
Total noninterest expense	11,921	13,509	45,695	46,730
Income before provision for income taxes	4,177	956	16,475	10,804
Provision for income taxes	1,329	1,284	5,352	4,374
Net income (loss)	$2,848	$(328)	$11,123	$6,430

Dividends and discount - preferred stock	-	(599)	(1,429)	(2,410)
Adjustment from repurchase of preferred stock	-	-	557	-
Net income (loss) applicable to common stock	$2,848	$(927)	$10,251	$4,020

Per Share Data
Earnings (loss) per share - basic	$0.16	$(0.07)	$0.63	$0.31
Earnings (loss) per share - diluted	0.15	$(0.07)	0.62	0.30
Weighted average shares outstanding:
Basic	18,313	13,145	16,331	13,142
Diluted	18,652	13,145	16,551	13,227
Dividends per common share	$-	$-	$-	$-

Performance Ratio Data
Return on average assets	0.76%	(0.09)%	0.74%	0.43%
Return on average shareholders' equity	6.44%	(0.78)%	6.32%	3.92%
Net interest margin	3.78%	3.87%	3.84%	3.83%
Efficiency ratio	75.78%	65.56%	72.14%	67.93%
Equity to assets (average)	11.76%	11.17%	11.67%	10.83%